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Exhibit 10.1

LEASE TERMINATION AGREEMENT

        THIS AGREEMENT, dated this 31 day of July, 2002, between Brandywine Operating Partnership, L.P. ("Landlord"), and QAD, Inc. ("Tenant"), with respect to a portion of the certain premises located in the building (the "Building") commonly known as 10000 Midlantic Drive, Mt. Laurel, New Jersey.

RECITALS:

          (a)  Landlord and Tenant entered into a lease (undated) for 57,271 square feet in the Building, which lease was amended on April 26, 1994, May 30, 1995, November 30, 1995, July 14, 1998 and December 5, 2001 (collectively, the "Lease").

          (b)  Tenant currently occupies 65,545 rentable square feet in the Building under the Lease (the "Premises").

          (c)  The Term of the Lease is scheduled to expire on or about August 31, 2006.

          (d)  Landlord and Tenant wish to provide for the earlier termination of a portion of the Premises containing 22,287 rentable square feet located on the 2nd floor East Wing of the Building as more specifically described on Exhibit "A" attached hereto and made a part hereof ("Reduction Space") and to stipulate as to the payment due on termination, all on the terms and conditions stated herein.

AGREEMENT:

        NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

        1.    TERMINATION DATE.    Provided that Tenant shall have complied with all of its covenants and agreements under the Lease and hereunder, the Lease of the Reduction Space shall terminate on the date which is ninety (90) days from the date that the Replacement Tenant (ARI) executes a lease with Brandywine Realty Trust ("Termination Date"), in the same manner and with the same effect as if that date had been originally fixed in the Lease for the expiration of the term, conditioned on the performance by the parties of the provisions of this Agreement. If Tenant fails to vacate the Reduction Space on the Termination Date, or in the event of any other default hereunder or under the Lease, Landlord's remedies shall be as specified in the Lease.

        2.    OUTSTANDING RENT AND OTHER CHARGES.    Tenant shall pay to Landlord all rent and other charges as specified in the Lease through December 31, 2002 as if this Agreement was not in effect. Any charges which cannot be ascertained prior to the Termination Date shall be estimated by Landlord and Tenant shall pay such estimated amount. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied.

        3.    TERMINATION PAYMENT.    In consideration of the early termination of the Reduction Premises and release of Tenant from its prospective rental obligations for such space, and as a condition precedent to such termination, Tenant shall pay Landlord, together with its execution and delivery of this Agreement, the amount of One Hundred and Fifty Thousand Dollars ($ 150,000.00), as a lump sum payment ("Termination Payment") as well as forfeit the $5.00 per square foot Tenant Improvement Allowance for the entire Premises of 65,545 rsf or $327,725.00. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled term.

        5.    OPTIONS AND RIGHTS.    Any options of Tenant to renew the Lease, whether or not exercised prior to the date hereof, are null and void and of no further effect. In addition, Exhibit G—Right of First Offer shall be amended to apply only to the West Wing of the building except in the event that ARI vacates the 10000 Midlantic Drive building, which at that point the Right of First Offer reverts back to QAD for the East and West wings.

        6.    REPRESENTATION OF PARTIES.    Each party represents that it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease, or interest in the Lease, or any claim, demand, obligation, liability, action, or cause of action arising from the Lease, and that it has full right, power and authority to enter into this Agreement.

        7.    ATTORNEY'S FEES.    If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney's fees and costs of suit.

        8.    FURTHER ASSURANCES.    Each party agrees to cooperate with the other and to execute and deliver all such further instruments and documents and do all such further acts and things as such party may be reasonably requested to do from time to time by the other party in order to carry out the provisions and objectives of this Agreement.

        9.    SUCCESSORS.    This Agreement shall be binding on and inure to the benefit of the parties and their successors.

        10.    LANDLORD NOT BOUND.    Submission of this Agreement to Tenant shall not be deemed to be an offer. Landlord shall not be bound by this Agreement, and the Lease shall remain in full force and effect without reference to this Agreement, until it has received a copy hereof duly executed by Tenant together with the Termination Payment, and has delivered to Tenant a copy hereof duly executed by Landlord, and until such delivery Landlord reserves the right to nullify this Agreement.

        11.    LIMITATION OF LANDLORD'S LIABILITY.    Redress for any claims against Landlord under the Lease or this Agreement shall only be made against Landlord to the extent of Landlord's interest in the Building of which the leased Premises are a part. The obligations of Landlord under the Lease and this Agreement are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Termination Agreement as of the day and year first written above.

LANDLORD:		TENANT:
BRANDYWINE OPERATING PARTNERSHIP, L.P.		QAD, INC.

By:	Brandywine Realty Trust, its general partner	By:	/s/ KATHLEEN M. FISHER Kathleen M. Fisher Executive V.P., CFO

By:	/s/ GEORGE D. JOHNSTONE George D. Johnstone Vice President	Date:	8-12-02

Date:	9-19-02

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  Exhibit 10.1
LEASE TERMINATION AGREEMENT
RECITALS
AGREEMENT